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KonaRed® Corporation Becomes
Official Wellness Beverage for
Molokai 2 Oahu World
Championships of Paddleboarding
2014 and 2015

November 26, 2013. Kalaheo, HI - KonaRed Corporation (formerly TeamUpsport Inc.) (OTCBB: KRED) (OTCQB: KRED)
(“KonaRed” or the “Company”), the developers of the powerful antioxidant-rich wellness beverage made from the exclusive Hawaiian Coffee Fruit, announced today that the Company has become the official wellness beverage for the 2014 and 2015 Molokai 2 Oahu World Championships of Paddleboarding.  Additionally, KonaRed is sponsoring its company ambassador, 10X paddling champ Jamie Mitchell.

This renowned Stand Up and traditional paddling event, which is held during the summer and has sold out the last six years, features more than 200 of the world’s top athletes crossing the Ka’iwi Channel that connects the Islands of Molokai and Oahu, Hawaii.  The 32-mile journey across the 2,300 foot deep channel has challenged athletes since the first organized outrigger race in 1952. A series of stunningly visual video highlights can be found by visiting   http://www.youtube.com/user/molokai2oahu?feature=c4- overview-vl

Regarding the announcement, KonaRed CEO Shaun Roberts stated, “KonaRed is very excited to be associated with this challenging annual race in the sport of paddleboarding. We are proud to sponsor athletes who reflect KonaRed’s commitment to excellence, health, and wellness. Our sponsored athletes drink KonaRed products to help them excel on an elite level and KonaRed is happy to be a part of their success.”

About KonaRed Corporation KonaRed Corporation is the business of bringing the health and wellness attributes of Hawaiian Coffee fruit to the masses. KonaRed Corporation has developed an innovative, state of the art, proprietary process that produces extracts and powdered Hawaiian Coffee Fruit. The company is headquartered in Kalaheo, Hawaii. Learn more about the science behind coffee fruit and follow the healthy, Hawaiian active lifestyle by visiting www.konared.com. For additional information about the company and Investor Relations email invest@konared.com.

Notice Regarding Forward-Looking Statements This news release contains “forward-looking statements.” Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward- looking statements include, among other things, references to KonaRed’s endeavor being beneficial to consumers and shareholders alike. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products and operating as a development stage company, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, competition in the industry in which we operate and market conditions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward- looking statements, except as required by applicable law, including the securities laws of the United States. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available atwww.sec.gov.

On Behalf of the Board, Shaun Roberts, President and CEO KonaRed Corporation

Contact Information

Contact: KonaRed Corporation Investor Relations
Email: invest@konared.com
Website:  www.konared.com